Exhibit 99.1

PRESS RELEASE

CooperCompanies Announces $2.14 Billion Senior Credit Facility and Amendment of $500 Million 364-Day Credit Facility

SAN RAMON, Calif., April 1, 2020 — CooperCompanies (NYSE:COO) today announced the closing of a new five-year $2.14 billion senior unsecured credit facility, comprised of a $1.29 billion revolving line of credit and $850 million non-amortizing term loan.  Proceeds from the refinancing will be used to retire all indebtedness under the Company’s existing $1.0 billion revolving line of credit and $1.0 billion term loan, as well as for general corporate purposes.  The borrowing rates will be based on the Company’s leverage ratio, as defined in the Credit Agreement, and can range from LIBOR plus 0.75 percent to 1.5 percent.  The initial borrowing rate is LIBOR plus 0.875 percent, which is 25 bps lower than the Company’s current borrowing rate.  The Company also announced an amendment to its $500 million 364-day credit facility to match terms and conditions of the new facility where applicable.

“We initiated this financing before COVID-19 became a pandemic, and I want to thank the banks who maintained their support during this time.  In particular, KeyBank, which led the deal and did a fantastic job,” said President and CEO, Albert White. “This facility extends our maturity dates, reduces pricing and provides additional availability, reflecting the strength of Cooper.”

About CooperCompanies

CooperCompanies ("Cooper") is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, Calif., Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com